Exhibit 10.1
WORTHINGTON INDUSTRIES, INC.
ANNUAL INCENTIVE PLAN FOR EXECUTIVES
     The purpose of the Plan is to advance the interests of the Company by providing designated officers and key employees with incentive compensation that is correlated with the achievement of specified performance goals. The Plan is intended to provide compensation, which qualifies as “qualified performance based compensation” within the meaning of Section 162(m) of the Code and Treasury Regulation §1.162-27(e).
SECTION 1
DEFINITIONS
     For purposes of the Plan, unless the context requires otherwise, the following terms shall have the respective meanings set forth in this Section:
     1.1 “Beneficiary” means the beneficiary or beneficiaries designated to receive any amounts payable under the Plan pursuant to Section 7.9 upon a Participant’s death.
     1.2 “Board” means the Board of Directors of Worthington.
     1.3 “Business Unit” means any business, operating or administrative unit of the Company which is identified and designated by the Committee, in its discretion, as a separate business unit for purposes of this Plan.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
     1.5 “Committee” means the Compensation and Stock Option Committee of the Board.
     1.6 “Common Shares” means the common shares, without par value, of Worthington, or any equity security issued in substitution, in exchange or in place of the common shares of Worthington.
     1.7 “Company” means Worthington and its Subsidiaries, collectively.
     1.8 “Disability” means a permanent and total disability as defined in the primary retirement plan of the Company in effect on the date the determination as to “Disability” is made — as of the effective date of this Plan, the Worthington Industries, Inc. Deferred Profit Sharing Plan. A Participant with a Disability shall be deemed “Disabled” for purposes of this Plan.
     1.9 “Employee” means an individual who is employed by and is on the payroll of the Company.
     1.10 “Employment” means that the Participant is an Employee of the Company. In this regard, the transfer of a Participant from Employment by one entity which is part of the

Company to Employment by a different entity which is part of the Company shall not be deemed to be a termination of the Participant’s Employment. A Participant who is an Employee shall be deemed “Employed” for purposes of this Plan.
     1.11 “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.
     1.12 “Participant” means an officer or other key Employee of the Company whom the Committee designates as a participant under the Plan.
     1.13 “Payout Date” means the date the Committee establishes for the payment to a Participant of any Incentive Compensation award under the Plan, as provided in Section 5 of this Plan.
     1.14 “Performance Award” means an award by the Committee under this Plan that is subject to one or more of the Performance Criteria listed in Section 3.4 of this Plan.
     1.15 “Performance Criteria” means the criteria that are specified by the Committee pursuant to Section 3.4 of this Plan, any one or more of which may be used in establishing the conditions of a Performance Award.
     1.16 “Performance Period” means each fiscal year (or portion thereof) of the Company, or such other period of twelve (12) months or less, as determined by the Committee.
     1.17 “Plan” means this Worthington Industries, Inc. Annual Incentive Plan for Executives, as may be amended.
     1.18 “Retirement” means, unless the Committee specifies otherwise in the Performance Award, termination of Employment (other than for Cause) with the Company which qualifies as a retirement of the Participant under the Company’s normal policies.
     1.19 “Section 162(m) Employee” means a “covered employee” as defined under Section 162(m) of the Code.
     1.20 “Subsidiary” means any corporation which constitutes a “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code, and any limited liability company, partnership, joint venture, or other entity in which the Company controls, directly or indirectly, more than fifty percent (50%) of its voting power or equity interests.
     1.21 “Worthington” means Worthington Industries, Inc., an Ohio corporation, or its successor in interest.

SECTION 2
ADMINISTRATION
     The Plan shall be administered and interpreted by the Committee; provided that in no event shall the Plan be interpreted in a manner that would cause any award intended to be qualified performance based compensation under Section 162(m) of the Code to fail to so qualify with respect to a Section 162(m) Employee. The Committee shall establish performance objectives relating to the Performance Criteria for any Performance Period in accordance with Section 3 and certify whether and to what extent such performance objectives have been achieved. Any determination made by the Committee under the Plan shall be final and conclusive on the affected Participant. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are Employees of the Company) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. To the extent permitted by applicable law, the Committee may delegate its authority under this Plan; provided that the Committee shall in no event delegate its authority with respect to the compensation of a Section 162(m) Employee.
SECTION 3
ELIGIBILITY, PERFORMANCE AWARDS AND PERFORMANCE CRITERIA
     3.1 Determination of Eligibility by the Committee. For each Performance Period, the Committee shall select the Participants to whom Incentive Compensation may be awarded under the Plan for such Performance Period consistent with the provisions of this Plan. Participants who participate in the Plan may also participate in other incentive or other benefit plans maintained by the Company.
     3.2 Granting Performance Awards. The Committee may grant Performance Awards pursuant to the Plan, in such amounts and on such terms (consistent with the provisions of the Plan), as the Committee shall determine.
     3.3 Amount of Performance Award. The amount of the Performance Award payable under the Plan if applicable performance objectives are met may be stated as a specific dollar amount, a percentage of a Participant’s base salary, a percentage (the sum of which may not be greater than one hundred percent (100%)) of an aggregate amount allocable to all or specified groups of Participants or in any other objectively determinable manner as determined by the Committee. Also, the amount of the Performance Award payable may be stated as a target amount due if applicable performance objectives are met and in larger or smaller increments if the applicable performance objectives are exceeded or partially met. The amount payable may not be increased solely due to another Participant’s termination of Employment or eligibility during a Performance Period. As determined by the Committee, the amount of any Performance Award payable under the Plan shall be subject to performance objectives, consistent with Section 3.4 of this Plan. Notwithstanding anything in the Plan to the contrary, during any fiscal year of the Company, no Participant may receive more than $3,000,000 through this Plan with respect to any single Performance Award.

     3.4 Performance Objectives. For each Performance Period, the Committee will establish for each Participant the performance objectives that will be applied to determine the amount of Incentive Compensation payable to such Participant under the Plan with respect to a Performance Award.
     The following Performance Criteria may be used by the Committee in setting performance objectives with respect to the Plan:
          (a) Income or earnings (before or after interest, taxes, depreciation, amortization and/or other items);
          (b) Earnings per Common Share;
          (c) Economic value added;
          (d) Sales or revenues;
          (e) Growth;
          (f) Operating income;
          (g) Return measures (including, but not limited to, return on assets, capital, invested capital, equity or revenue);
          (h) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity or cash flow return on investment);
          (i) Gross, operating or other margins;
          (j) Productivity ratios or other productivity measures;
          (k) Common Share price (including, but not limited to, growth measures and total shareholder return);
          (l) Expense reduction, expense targets or cost control;
          (m) Operating or other efficiencies;
          (n) Market share;
          (o) Developing new markets, new products and/or new lines of revenue; or
          (p) Identifying and completing acquisitions.
     Performance Criteria may be stated in absolute terms or relative to comparison entities, indices or other measures to be achieved during a Performance Period. Performance Criteria may be applied solely with reference to the Company (or any Business Unit) or relatively between the Company (or any Business Unit) and one or more unrelated entities or business units or indices.
     The Committee shall establish performance objectives based on one or more Performance Criteria for each Performance Award to a Participant. The terms of the stated performance objectives for each applicable Performance Award must preclude the Committee’s discretion to increase the amount payable to any Section 162(m) Employee that would otherwise be due upon attainment of the performance objectives. The performance objectives specified need not be applicable to all Performance Awards, and may be particular or unique to an individual Participant’s function, duties or Business Unit.
     The Committee may provide in any Performance Award that any evaluation of performance may include or exclude the impact of any of the following events that occurs during a Performance Period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary or nonrecurring items; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Performance Awards to Section 162(m) Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.
     3.5 Adjustments. The Committee will make appropriate adjustments to reflect the effect, if any, on any Performance Criteria and performance objectives of any Common Share dividend or split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. This adjustment to the Performance Criteria and performance objectives will be made to the extent the Performance Criteria and performance objectives, as applicable, are based on Common Shares as of the effective date of the event and for the Performance Period in which the event occurs. Also, the Committee will make a similar adjustment to any portion of Performance Criteria and any performance objectives that are not based on Common Shares but which are affected by an event having an effect similar to those just described. To the extent allowable under Section 162(m) of the Code, the Committee may also make adjustments to take into account extraordinary or unusual events, the disposition or purchase of a business, or a change in accounting practice. Notwithstanding the foregoing provisions of this Section 3.5, no adjustment shall be made or is allowable under this Section 3.5 to the extent such adjustment would cause any award to a Section 162(m) Employee intended to qualify as qualified performance based compensation under Section 162(m) of the Code to fail to so qualify.
     3.6 Period for Determining Performance Objectives. Performance objectives with respect to any Performance Award will be established by the Committee in writing before the outcome is substantially certain but in no event later than the earlier of:
          (a) Ninety (90) days after the beginning of the applicable Performance Period; or
          (b) The expiration of twenty-five percent (25%) of the applicable Performance Period.

     3.7 Certification. As of the end of each Performance Period, the Committee will certify in writing the extent to which each Participant has or has not met the applicable performance objectives with respect to any Performance Award, the amount (if any) due to each Participant and whether any other material terms (if any) were satisfied. Also, no amount will be paid under this Plan (and no substitute amount will be paid under any other arrangement) if the conditions imposed by the Committee have not been met.
SECTION 4
EFFECT OF TERMINATION OF EMPLOYMENT
DURING A PERFORMANCE PERIOD OR PRIOR TO PAYOUT
     4.1 Forfeiture Upon Termination of Employment prior to end of Performance Period. Subject to Section 6.1 of this Plan, if a Participant’s Employment terminates for any reason other than death, Disability or Retirement prior to the end of a Performance Period, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.
     4.2 Pro Rata Payment for Termination of Employment Due to Death, Disability or Retirement. Subject to Section 6.1 of this Plan, if during a Performance Period, a Participant’s Employment is terminated as a result of his or her death, Disability or Retirement, such Participant shall be eligible to receive a pro-rata portion of the Incentive Compensation that would have been payable if such Participant had remained Employed for the full Performance Period, which shall be determined and paid as follows:
          (a) Following the end of the Performance Period, the Committee will determine the extent to which the performance objectives applicable to the Participant’s Performance Award have been satisfied to measure the amount of the Performance Award that otherwise would have been payable to the Participant under this Plan had his or her Employment not terminated prior to the end of the Performance Period.
          (b) The Committee will then multiply the amount determined in accordance with Section 4.2(a) by a fraction, the numerator of which is the number of whole calendar months in which the terminated, deceased, Disabled or Retired Participant was Employed by the Company as a Participant in the Plan during the Performance Period and the denominator of which is the number of whole calendar months in the Performance Period.
          (c) Such resulting amount shall be paid at the time and in the manner provided for in Section 5 of this Plan.
     4.3 Termination of Employment after the Performance Period. If a Participant’s Employment terminates for any reason except for Cause after the end of a Performance Period but prior to the Payout Date, then such Participant shall be entitled to payment of any Incentive Compensation for such Performance Period, as determined by the Committee, on the Payout Date.
     “Cause” when used in connection with the termination of a Participant’s Employment, means the Participant has (a) caused the Company, other than pursuant to the advice of the

Company’s legal counsel, to violate a law which, in the opinion of the Company’s legal counsel, is reasonable grounds for criminal penalties or material civil penalties against the Company; (b) engaged in misappropriation of a corporate opportunity, dishonesty, fraud, misappropriation of funds for personal gain or in violation of law, governmental or judicial orders or otherwise engaged in conduct which constitutes a material violation of the established written policies or procedures of the Company regarding the conduct of its Employees; (c) committed fraud or acted with willful misconduct or gross negligence with respect to the Company or the Participant’s Employment; (d) been indicted or similarly charged by applicable governmental authorities with, or been convicted of, a felony or any crime involving moral turpitude or a violation of federal or state securities laws; (e) engaged in repeated disobedience or insubordination (after written notice of the same from the Company and failure to cure with thirty (30) days after receipt of such notice, provided that such notice and right to cure shall only be required for the first occurrence), or has shown willful and persistent inattention to his or her duties (after written notice of the same and failure to cure within thirty (30) days after receipt of such notice, provided that such notice and right to cure shall only be required for the first occurrence); or (f) materially breached the Worthington Industries’ Code of Conduct or any agreement between the Participant and the Company.
     4.4 Leaves of Absence. A Participant’s Employment for purposes of this Plan shall not be deemed to have been terminated because of a leave of absence covered under the Federal Medical Family Leave Act or during any other period required to be treated as a leave of absence or required to be treated as continued Employment by virtue of any applicable statute or regulation. If a Participant is on any other approved leave of absence (not specifically addressed in the immediately preceding sentence) during a Performance Period, his or her Employment will not be deemed to have terminated for purposes of this Plan, except that such Participant shall not be eligible for Incentive Compensation for the period of the leave of absence, and the Incentive Compensation payable for such Performance Period will be prorated in accordance with Section 4.2 of this Plan based on the number of whole calendar months during the Performance Period in which the Participant was not on a leave of absence.
     4.5 Committee Determinations Controlling. All determinations regarding a Participant’s Employment, eligibility to participate in the Plan or in any Performance Period, or amounts owing to a Participant shall be made by the Committee, whose decision shall be final and binding on the affected Participant and any Beneficiary.
SECTION 5
PAYMENT OF INCENTIVE COMPENSATION
     Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company no later than the date permitted under such plan and except as otherwise provided in Section 6.1 of this Plan, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in a cash lump sum (net of applicable tax and other required withholdings) after (a) the results for such Performance Period have been finalized and (b) the Committee has made the certification described in Section 3.7 of this Plan; provided, however, that any Incentive Compensation shall be paid no later than the later of (i) the 15th day of the third month following the Participant’s first taxable year in which such Incentive

Compensation is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of Section 409A of the Code) in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture.
SECTION 6
CHANGE IN CONTROL
     6.1 Payment on Change in Control. Unless otherwise determined by the Committee in connection with the establishment of the Performance Award or as otherwise specified in a written agreement between the Company and the Participant, including the agreement establishing the terms of the Participant’s Performance Award, if, during a Performance Period, (i) a Change in Control occurs and (ii) on or after the date of the Change in Control, the Participant’s Employment terminates for any reason, then, notwithstanding Sections 4.1 and 4.2 of this Plan, the Performance Award of such Participant shall be considered to be earned and payable as of the date of termination of the Participant’s Employment in the amount designated as “Target” for such Performance Award.
     Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company no later than the date permitted under such plan, the Incentive Compensation payable with respect to the Performance Award in accordance with the preceding paragraph of this Section 6.1 shall be paid within thirty (30) days following the date the Participant’s Employment terminates.
     6.2 Provisions Not Applicable. The provisions of this Section 6 shall not apply (i) if the Committee determines at the time of grant of a Performance Award that this Section 6 shall not apply in respect of such Performance Award or (ii) to any Change in Control when expressly provided otherwise by a three-fourths (3/4) vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matter shall be Continuing Directors.
     6.3 Definitions for Section 6. For purposes of this Section 6, unless the context requires otherwise, the following terms shall have the respective meanings set forth in this Section:
          (a) “Acquiring Person” means any Person or Group (including any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates of such Person or Group, has acquired or obtained the right to acquire the Beneficial Ownership of twenty-five percent (25%) or more of the Common Shares then outstanding.
          (b) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
          (c) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act (or any successor rule thereto).

          (d) “Beneficial Ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act (or any successor rule thereto).
          (e) “Change in Control” means any Person or Group (other than (i) the Company, (ii) any employee benefit plan of the Company or any trustee of or fiduciary with respect to any such employee benefit plan when acting in such capacity, or (iii) any Person who, on the effective date of the Plan, is an Affiliate of the Company and owning in excess of ten percent (10%) of the outstanding Common Shares and the respective successors, executors, legal representatives, heirs and legal assigns of such Person), alone or together with the Affiliates and Associates of such Person or Group, has acquired or obtained the right to acquire the Beneficial Ownership of twenty-five percent (25%) or more of the outstanding Common Shares.
          (f) “Continuing Director” means any individual who was a member of the Board on the effective date of the Plan or thereafter elected by the shareholders of Worthington or appointed by the Board prior to the date as of which the Acquiring Person became a Substantial Shareholder (as such term is defined in Article Seventh of Worthington’s Amended Articles of Incorporation) or, an individual designated (before his or her initial election or appointment as a director) as a Continuing Director by three-fourths (3/4) of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.
          (g) “Group” has the meaning given to that term in Sections 13(d)(3) and 14(d)(2) of the Act (or any successor sections thereto).
          (h) “Person” means a “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
          (i) “Whole Board” means the total number of directors which Worthington would have if there were no vacancies.
     6.4 Golden Parachute Limitation. Subject to any other written agreement to the contrary between the Company and a Participant which implicitly or explicitly encompasses this Plan, including the agreement establishing the terms of the Participant’s Performance Award, if the sum of the payments described in this Section 6 and those provided under all other plans, programs or agreements between the Participant and the Company (collectively, the “Programs”) generate a loss of deduction under Section 280G of the Code (the “Loss Deduction”) or an excise tax under Section 4999 of the Code (the “Excise Tax”), the amounts paid to the Participant under this Plan in connection with a Change in Control shall be reduced so that the Participant’s total “parachute payment” as defined in Section 280G(b)(2)(A) of the Code under this Plan and the Programs will be $1.00 less than the amount that would generate a Loss Deduction or an Excise Tax but only if this reduction provides the Participant with an after-tax amount that is greater than the after-tax amount that would result if no such reduction were made. If there is a dispute regarding this reduction, the determination of whether a reduction is required, and/or the amount of reduction required, pursuant to this Section 6.4 shall be made by a nationally recognized certified public accounting firm designated by the Company and by applying principles, assumptions and procedures consistent with Section 280G of the Code. Any reduction pursuant to this Section 6.4 shall be made in compliance with Section 409A of the Code.

SECTION 7
MISCELLANEOUS PROVISIONS
     7.1 Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof, and any attempt to alienate, assign, pledge, encumber, transfer, sell or otherwise make a disposition prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.
     7.2 No Right to Continue in Employment. Nothing in the Plan confers upon any Participant the right to continue in the Employment of the Company, or interferes with or restricts in any way the right of the Company to discharge any Participant at any time.
     7.3 Indemnification of Committee Members. Each individual who is or was a member of the Committee shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she is or may be a party, or in which he or she may be involved, by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such individual shall be indemnified by the Company for all amounts paid by such individual in settlement thereof, with the Company’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled from the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     7.4 No Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. No Participant, Beneficiary, or other Person (as defined in Section 6.3 of this Plan) shall have any interest in any particular assets of the Company by reason of the right to receive any Incentive Compensation under the Plan until such payment is actually received by such Person. Participants and Beneficiaries shall have only the rights of general unsecured creditors of the Company.
     7.5 Governing Law. The Plan shall be construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.
     7.6 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants and their respective Beneficiaries, heirs, and personal representatives.
     7.7 Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall also include the feminine and neuter, and the singular shall also include the plural, and conversely.
     7.8 Compliance with Section 409A of the Code. It is intended that the Plan be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.
     7.9 Beneficiaries. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural Person (as defined in Section 6.3 of this Plan)) to receive any payments which may be made under this Plan following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one Beneficiary, the rights of such Beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.
SECTION 8
AMENDMENT OR DISCONTINUANCE
     The Committee may at any time, and from time to time, without the consent of any Participant, amend, revise, suspend or discontinue the Plan, in whole or in part, subject to any shareholder approval required by applicable law, rules or regulations; provided, however, the Committee may not amend the Plan to change the method for determining Incentive Compensation or the Performance Criteria without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Section 162(m) of the Code.
SECTION 9
EFFECT OF THE PLAN
     Neither the adoption of the Plan, nor any action of the Board or the Committee hereunder, shall be deemed to give any Participant any right to be granted Incentive Compensation hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company will employ a Participant in any particular position or for any particular duration; (c) give any Participant any right, title, or interest whatsoever in, or to, any assets or investments which the Company may make to aid it in meeting its obligations hereunder; (d) create a trust or fund of any kind; or (e) create any type of fiduciary relationship between the Company and a Participant or any other Person (as defined in Section 6.3 of this Plan).

SECTION 10
TERM
     The Plan shall be effective upon its approval by Worthington’s shareholders on September 24, 2008; provided that such approval is consistent with the shareholder approval requirements of Section 162(m) of the Code.